Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
EMULEX CORPORATION

Emulex Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and to be presented to the stockholders at the annual meeting of stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Corporation's Certificate of Incorporation be amended, by changing Article V, Paragraph B thereof so that, as amended, said Article V, Paragraph B shall be and read as follows:

ARTICLE V
Vote of Stockholders

"B.    Except in connection with vacancies as provided in the Corporation’s Bylaws, each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of director nominees exceeds the number of directors to be elected, each director shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Paragraph B., a majority of the votes cast means that the number of shares voted ‘for’ a director must exceed the number of votes cast ‘against’ that director. The following shall not be votes cast: (a) a share whose ballot is marked as withheld, (b) a share otherwise present at the meeting but for which there is an abstention, and (c) a share otherwise present at the meeting for which a stockholder gives no authority or direction."

SECOND: That thereafter, pursuant to resolutions of the Board of Directors, the proposed amendment was presented to the stockholders at the annual meeting of stockholders of the Corporation held on February 18, 2015, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Jeffrey W. Benck, its President and Chief Executive Officer, and Kyle B. Wescoat, its Senior Vice President, Chief Financial Officer, and Treasurer, this 18th day of February, 2015.

By: /s/ JEFFREY W. BENCK
    Jeffrey W. Benck,
    President and Chief Executive Officer

Attest:

/s/ KYLE B. WESCOAT
Kyle B. Wescoat, Senior Vice President
Chief Financial Officer and Treasurer